UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	July 9, 2007

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01.  Entry into a Material Definitive Agreement.

On July 9, 2007, Sempra Energy and The Royal Bank of Scotland plc (“RBS”) entered into an agreement to form a partnership, RBS Sempra Commodities LLP, to purchase and operate Sempra Energy’s commodity-marketing businesses.

Pursuant to a Master Formation and Equity Interest Purchase Agreement (the “Formation Agreement”) filed as an exhibit to this report, RBS Sempra Commodities will be formed as a United Kingdom limited liability partnership in which Sempra Energy and RBS will make initial equity investments of $1.3 billion and $1.355 billion, respectively.  The partnership concurrently will purchase Sempra Energy’s commodity-marketing subsidiaries at a price (after deducting certain expenses to be paid by Sempra Energy in terminating pre-existing contractual arrangements) equal to their book value computed on the basis of international financial reporting standards (“IFRS”). RBS will provide any additional funding required for the ongoing operating expenses of the partnership’s businesses.

RBS Sempra Commodities will initially be governed by a board of seven directors, three appointed by Sempra Energy and four by RBS.  The consent of Sempra Energy will be required before the partnership may take certain significant actions, including materially changing the scope of the partnership’s businesses, issuing credit support outside the ordinary course, incurring certain types of indebtedness and entering into agreements of significant size or duration, all as more fully specified in the Limited Liability Partnership Agreement (the “LLP Agreement”) that is filed as an exhibit to this report.

Sempra Energy and RBS intend that RBS Sempra Commodities will distribute all of its net income on an annual basis, although under the LLP Agreement distributions are within the discretion of the Board of Directors.  Subject to certain limited exceptions, partnership pre-tax income, calculated in accordance with IFRS, will be allocated as follows:

•

Sempra Energy will receive a preferred 15 percent return on its adjusted equity capital (initially, $1.3 billion);

•

RBS will receive a preferred 15 percent return on any capital in excess of capital attributable to Sempra Energy that is required by the U.K. Financial Services Authority (the “FSA”) to be maintained by RBS in respect of the operations of the partnership;

•

Sempra Energy will receive 70 percent of the next $500 million in pre-tax income, with RBS receiving the remaining 30 percent; and

•

Sempra Energy will receive 30 percent, and RBS 70 percent, of any remaining pre-tax income.

Any losses of the partnership would be shared equally between Sempra Energy and RBS.

Sempra Energy will not be required to invest additional capital in RBS Sempra Commodities beyond its initial capital investment of $1.3 billion although, in limited cases, earnings allocable to Sempra Energy may be retained by the partnership to replenish capital depleted through losses.  However, Sempra Energy will be permitted to provide additional capital of up to $200 million to the partnership, and RBS will have the right to contribute additional capital on an equal basis, to the extent that capital required by the FSA to be maintained by RBS in respect of the partnership exceeds $2.45 billion.

RBS and Sempra Energy will use commercially reasonable efforts to terminate Sempra Energy’s credit support arrangements for the commodity-marketing businesses to be purchased by RBS Sempra Commodities or to replace them with credit support provided by RBS.  To the extent that Sempra Energy’s credit support cannot be terminated or replaced, RBS will indemnify Sempra Energy for any claims or losses arising in connection with those arrangements. A copy of the Indemnity Agreement relating to these indemnification obligations is filed as an exhibit to this report.

For a period of four years following the closing of the RBS Sempra Commodities purchase of Sempra Energy’s commodity-marketing businesses, each of RBS and Sempra Energy will agree to certain limitations on their ability to compete with the partnership.  RBS will agree not to compete with certain core business activities of the partnership (defined to include trading, processing and tolling of, and derivatives and certain other transactions in, oil and oil byproducts, electricity, natural gas, liquefied natural gas, base metals, coal, liquefied petroleum gas, biofuels, carbon credits and emissions credits) or to acquire an equity interest in any entity whose principal business involves activities that are competitive with the partnership’s core business activities. If RBS were to acquire an equity interest in excess of agreed upon thresholds in entities whose activities include, but are not principally comprised of, those that are competitive with the partnership’s core business activities, RBS and Sempra Energy would engage in good faith negotiations to combine the activities of such competitor with those of the partnership, and if RBS and Sempra Energy are not able to agree on terms within six months, RBS would be required to offer the partnership an opportunity to act as the counterparty with respect to certain significant commodities hedging, supply and offtake opportunities generated by RBS’s other business activities in the areas of project finance and structured finance.

Sempra Energy will also agree to limitations, mirroring those to which RBS will be subject, on its ability to acquire equity interests in entities competing with the core business activities of RBS Sempra Commodities.  Certain Sempra Energy non-utility businesses will also be required, subject to risk concentration policies, to offer the partnership an opportunity to act as the counterparty to Sempra Energy in certain transactions that are competitive with the core business activities of the partnership.

For a period of four years following the closing, neither RBS nor Sempra Energy will be permitted to sell or assign its interest in the partnership.  Following this four-year period, if Sempra Energy were to desire to sell its interest, it would be required to so notify RBS and, unless RBS notifies Sempra Energy that it is not interested in purchasing such interest, negotiate with RBS to determine a price at which the interest would be sold to RBS.  If Sempra Energy and RBS were unable to agree upon a price at which the interest would be sold to RBS, either party would be permitted to request that the price be submitted for binding arbitration.  If the other party assents to that request, the interest will be sold to RBS at a price determined by arbitration subject to a maximum price of $3.5 billion in the fourth year following the closing and increasing by 2.5% per year to a maximum of $4 billion.  If RBS declines to arbitrate, Sempra Energy may sell its interest to a third party upon terms no more favorable than those at which the interest was offered to RBS.  If the third party purchaser is a bank or broker-dealer, a majority owned or controlled affiliate of a bank or broker-dealer or a hedge fund controlled by such an entity or has a credit rating lower than Sempra Energy’s, the third party purchaser must also be reasonably acceptable to RBS.

If RBS were to desire to sell its interest in RBS Sempra Commodities after such four-year period, it would be required to provide Sempra Energy with the opportunity to make the first offer to acquire the interest and would be prohibited from subsequently selling the interest to a third party upon terms less favorable than those offered by Sempra Energy.  The LLP Agreement will also provide Sempra Energy with the right to “tag-along” in connection with any sale of RBS’s interest in the partnership to a third party.

In addition, if RBS were to fail to fund RBS Sempra Commodities consistent with its commitments and intentions and did not cure that failure within a specified period following notice from Sempra Energy, Sempra Energy would have the right to purchase RBS’s interest in the partnership at book value.

The closing is expected to occur prior to the end of 2007, and either RBS or Sempra Energy may unilaterally terminate the Formation Agreement if the closing does not occur by June 30, 2008.  The closing is subject to customary closing conditions and the approval of regulatory authorities including the FSA, the U.S. Federal Reserve Board and the U.S. Federal Energy Regulatory Commission.  With certain exceptions, the representations and warranties contained in the Formation Agreement will survive the closing, and subject to certain limitations, Sempra Energy will indemnify RBS for its out-of-pocket damages resulting from breaches of Sempra Energy’s representations, warranties and covenants. Sempra Energy will also indemnify the partnership for liabilities in respect of certain litigation and taxes relating to the businesses to be purchased by the partnership. RBS, subject to certain limitations, will indemnify Sempra Energy for its out-of-pocket damages resulting from breaches of RBS’s representations, warranties and covenants.

Copies of the LLP Agreement, the Formation Agreement and the Indemnity Agreement are attached as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.  The foregoing summary is qualified in its entirety by reference to each of the LLP Agreement, the Formation Agreement and the Indemnity Agreement.

Item 9.01 Financial Statements and Exhibits

   (d) Exhibits

Exhibit 10.1

Form of Limited Liability Partnership Agreement of RBS Sempra Commodities LLP among The Royal Bank of Scotland plc, Sempra Global, Sempra Energy Trading International, B.V., RBS Sempra Commodities LLP and Sempra Energy

Exhibit 10.2

Master Formation and Equity Interest Purchase Agreement, dated as of July 9, 2007, by and among Sempra Energy, Sempra Global, Sempra Energy Trading International, B.V. and The Royal Bank of Scotland plc

Exhibit 10.3	Form of Indemnity Agreement among Sempra Energy and The Royal Bank of Scotland plc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: July 9, 2007	By: / S/ Joseph A. Householder
Joseph A. Householder Sr. Vice President and Controller